Exhibit 99.1
May 3, 2010

Contacts:
JOHN H. PELUSI JR.	GREGORY R. CONLEY	MYRA F. MOREN
Chief Executive Officer	Chief Financial Officer	Director, Investor Relations
(412) 281-8714	(412) 281-8714	(713) 852-3500
jpelusi@hfflp.com	gconley@hfflp.com	mmoren@hfflp.com
HFF, Inc. reports first quarter 2010 financial and transaction production results
PITTSBURGH, PA — HFF, Inc. (NYSE: HF) reported today its financial and production volume results for the first quarter 2010. HFF, Inc. (the Company), through its Operating Partnerships, Holliday Fenoglio Fowler, L.P. (HFF LP) and HFF Securities L.P. (HFF Securities), is one of the leading providers of commercial real estate and capital markets services to the U.S. commercial real estate industry based on transaction volume and is one of the largest full-service commercial real estate financial intermediaries in the country.
Consolidated Earnings
First Quarter Results
     The Company reported revenues of $19.4 million for the first quarter of 2010, an increase of $6.2 million, or 46.8% compared to the first quarter of 2009 revenues of $13.2 million. The Company had an operating loss of $1.0 million compared to an operating loss of $6.1 million for the first quarter of 2009, representing a decreased operating loss of $5.1 million, or an 83.5% improvement over the first quarter 2009. This improvement is primarily attributable to the increase in production volumes and related revenue in several of the Company’s capital markets services platforms, offset by an increase in costs of services which is directly attributable to the higher capital markets services revenues, and a decrease in operating, administrative and other costs.
     Interest and other income, net increased $1.3 million, or 321.1%, during the first quarter of 2010 compared to the first quarter of 2009. This was a result of increased income recognized on the Company’s initial recording of mortgage servicing rights as well as other income earned primarily related to the Company’s Freddie Mac Program Plus® Seller Servicer business.

HFF reports first quarter 2010 financial results

     The Company recorded an income tax expense of $0.1 million in the first quarter of 2010, compared to an income tax benefit of $0.8 million in the first quarter of 2009. The income tax expense in the first quarter of 2010 is primarily due to the income before income taxes in the first quarter of 2010 compared to a loss in income before income taxes in the first quarter of 2009.
     The Company reported a net loss of $77,000 for the quarter ended March 31, 2010 (after an adjustment to the first quarter results of approximately $0.6 million to reflect the impact of the noncontrolling interest of Holdings in the Operating Partnerships), compared with a net loss of $2.0 million for the same period last year (after adjustments to the results for the quarter ended March 31, 2009 of a loss of approximately $2.9 million to reflect the impact of the noncontrolling interest of Holdings in the Operating Partnerships). Net loss for the quarter ended March 31, 2010 was $0.00 per diluted share compared to a net loss of $0.12 per diluted share for the first quarter of 2009.
     EBITDA (a non-GAAP measure whose reconciliation to net loss can be found within this release) was $1.6 million for the quarter ended March 31, 2010, an increase of approximately $6.5 million, or 133.8%, as compared to negative EBITDA in the amount of $4.8 million in the first quarter of 2009.

HFF reports first quarter 2010 financial results

HFF, Inc.
Consolidated Operating Results (1)
(dollars in thousands, except per share data)
(Unaudited)

	For the Three Months Ended Mar. 31,
	2010	2009

Revenue	$19,413	$13,228

Operating expenses:
Cost of services	12,050	10,689
Operating, administrative and other	7,451	7,806
Depreciation and amortization	923	856

Total expenses	20,424	19,351

Operating loss	(1,011)	(6,123)

Interest and other income, net	1,739	413
Interest expense	(26)	(6)
(Increase) Decrease in payable under the tax receivable agreement	(8)	—

Income (loss) before income taxes	694	(5,716)

Income tax expense (benefit)	146	(810)

Net income (loss)	548	(4,906)

Net income (loss) attributable to noncontrolling interest	625	(2,863)

Net loss attributable to controlling interest	$(77)	$(2,043)

Earnings per share — basic	$(0.00)	$(0.12)
Earnings per share — diluted	$(0.00)	$(0.12)

EBITDA	$1,643	$(4,854)

HFF reports first quarter 2010 financial results

Production Volume and Loan Servicing Summary
     The reported volume data presented below (provided for informational purposes only), is unaudited and is estimated based on the Company’s internal database.
Unaudited Production Volume by Platform

		(dollars in thousands)
	For the Three Months Ended Mar. 31
	2010		2009
		# of		# of
By Platform	Production Volume	Transactions	Production Volume	Transactions
Debt Placement	$1,702,655	74	$684,992	36
Investment Sales	790,886	23	347,422	8
Structured Finance	32,910	9	22,779	4
Loan Sales	31,226	4	38,486	4

Total Transaction Volume	$2,557,677	110	$1,093,679	52

Average Transaction Size	$23,252		$21,032

	Fund/Loan Balance	# of Loans	Fund/Loan Balance	# of Loans
Private Equity Discretionary Funds	$1,563,000		$1,958,000
Loan Servicing Portfolio Balance	$25,016,968	2,041	$24,723,549	2,048
First Quarter Production Volume Results
     Beginning in 2008 and continuing into the first quarter of 2010, the U.S. commercial real estate sector has experienced a significant downturn in the number of transactions relative to historical norms due to adverse conditions in the global capital markets and economies, especially in the U.S. While the Company experienced a significant increase in transaction volumes during the first quarter of 2010 compared to the first quarter of 2009, these adverse conditions continue to negatively impact the Company’s production volumes relative to historic norms in periods prior to 2008, before these adverse conditions began to unfold.
     The Company reported production volumes for the first quarter of 2010 totaling approximately $2.6 billion on 110 transactions, representing an increase in production volumes of 133.9% and an increase of 111.5% in the number of transactions when compared to first quarter of 2009 production of approximately

HFF reports first quarter 2010 financial results

$1.1 billion on 52 transactions. The average transaction size for the first quarter of 2010 was $23.3 million, approximately 10.6% higher than the comparable figure of approximately $21.0 million for the first quarter of 2009.
•	Debt Placement production volume was approximately $1.7 billion in the first quarter of 2010, representing an increase of 148.6% from first quarter of 2009 volume of approximately $0.7 billion.

•	Investment Sales production volume was approximately $800 million in the first quarter of 2010, representing an increase of 127.6% from first quarter of 2009 volume of approximately $350 million.

•	Structured Finance production volume was approximately $32.9 million in the first quarter of 2010, an increase of 44.5% from the first quarter of 2009 volume of approximately $22.8 million.

•	Loan Sales production volume was approximately $31.2 million for the first quarter 2010, a decrease of 18.9% over the first quarter 2009 volume of $38.5 million.

•	At the end of the first quarter of 2010, the amount of active private equity discretionary fund transactions on which HFF Securities has been engaged and may recognize additional future revenue was approximately $1.6 billion compared to approximately $2.0 billion at the end of the first quarter of 2009, representing a 20.2% decrease.

•	The principal balance of HFF’s Loan Servicing portfolio increased to approximately $25.0 billion at the end of the first quarter of 2010 from nearly $24.7 billion at the end of the first quarter of 2009.
Business Comments
     HFF’s total employment was 393 as of March 31, 2010, which represents a net decrease of 20, or a 4.8% decline, from the total employment of 413 as of March 31, 2009; however, it is a net increase of 17 from the December 31, 2009 employment total of 376. The decrease in total employment from the comparable first quarter 2009 headcount is the result of additional cost-savings initiatives undertaken by the Company in the second quarter of 2009, in response to the negative conditions the Company experienced due to the continuing disruptions in the global and domestic capital markets as well as the resulting recessionary effects in the U.S. The employment level increase from December 31, 2009 is partially due to the addition of two new investment sales teams located in New Jersey and Orange County, California. The Company’s high

HFF reports first quarter 2010 financial results

water mark for employment was in September 2008 when total employees numbered 490, including 174 producers. The total number of producers as of March 31, 2010 was 170 compared to 163 at March 31, 2009.
     “Due to the unprecedented liquidity and monetary easing by the global central banks over the past two years, especially by the U.S. Federal Reserve, we continue to witness improvements in certain sectors of the U.S. commercial real estate capital markets, especially in the public equity and debt markets. The improvements in the public markets have led to select improvements in the private debt and equity markets that serve the U.S. commercial real estate markets for select transactions. These improvements coupled with economic forecasts that the U.S. economy has turned the corner have begun to create a more conducive environment for certain types of commercial real estate transactions to occur with more frequency in select markets throughout the U.S. However, there remain numerous concerns related to property fundamentals and the overall health of the U.S. commercial real estate capital markets, especially in the commercial banking sector and the CMBS market. Generally speaking, the U.S. commercial real estate property level fundamentals remain challenged, and given that these fundamentals historically have lagged the U.S. economy, we expect to see continued challenges in these property level fundamentals throughout 2010 and possibly into 2011 and beyond. The depth and duration of these property level and potential capital markets challenges, which could have a continuing adverse impact on transaction volumes relative to historical norms, are directly related to how quickly the economy and the employment situation improve,” said Mr. Pelusi.
     “With 170 transaction professionals with an average tenure of 17 years in the commercial real estate industry, we believe we are uniquely positioned to provide value-added services for our clients to assist them in navigating these challenging and ever-changing market conditions and to take advantage of all opportunities created by these very inefficient capital markets. As we did during 2009 and in the first quarter of 2010, we are prepared to continue to invest capital to strategically take advantage of all opportunities to grow our business platforms in existing and new markets, as well as to invest in our current and future associates to ensure we can continue to meet the needs of our existing and future clients. We remain grateful to our clients who continue to show their confidence in our ability to create and execute viable solutions for

HFF reports first quarter 2010 financial results

them, especially in these very inefficient and challenging market conditions. We would like to also thank each of our associates who continue to demonstrate their ability to quickly adapt and innovate in this challenging environment by sharing their collective knowledge from each transaction with their fellow associates to provide superior value-added services to our clients,” added Mr. Pelusi.
Non-GAAP Financial Measures
     This earnings press release contains a non-GAAP measure, EBITDA, which as calculated by the Company is not necessarily comparable to similarly titled measures reported by other companies. Additionally, EBITDA is not a measurement of financial performance or liquidity under GAAP and should not be considered as an alternative to the Company’s other financial information determined under GAAP. For a description of the Company’s use of EBITDA and a reconciliation of EBITDA with net loss, see the section of this press release titled “EBITDA Reconciliation.”
Earnings Conference Call
     The Company’s management will hold a conference call to discuss first quarter 2010 financial results on Tuesday, May 4th, at 8:30 a.m. Eastern Time. To listen, participants should dial 888-873-4896 in the U.S and 617-213-8850 for international callers approximately 10 minutes prior to the start of the call and enter participant code 14944632. A replay will become available after 12:30 p.m. Eastern Time on May 4th and will continue through June 4, 2010, by dialing 888-286-8010 (U.S. callers) and 617-801-6888 (international callers) and entering participant code 36719383.
     The live broadcast of the Company’s quarterly conference call will be available online on its website at www.hfflp.com on Tuesday, May 4th, beginning at 8:30 a.m. Eastern Time. The broadcast will be available on the Company’s website for one month. Related presentation materials will be posted to the “Investor Relations” section of the Company’s website prior to the call. The presentation materials will be available in Adobe Acrobat format.

HFF reports first quarter 2010 financial results

About HFF, Inc.
     Through its subsidiaries, Holliday Fenoglio Fowler, L.P. and HFF Securities L.P., the Company operates out of 17 offices nationwide and is one of the leading providers of commercial real estate and capital markets services, by transaction volume, to the U.S. commercial real estate industry. The Company offers clients a fully integrated national capital markets platform including debt placement, investment sales, structured finance, private equity, investment banking and advisory services, loan sales and commercial loan servicing.
Certain statements in this earnings press release are “forward-looking statements” within the meaning of the federal securities laws. Statements about our beliefs and expectations and statements containing the words “may,” “could,” “would,” “should,” “believe,” “expect,” “anticipate,” “plan,” “estimate,” “target,” “project,” “intend” and similar expressions constitute forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results and performance in future periods to be materially different from any future results or performance suggested in forward-looking statements in this earnings press release. Investors, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. Any forward-looking statements speak only as of the date of this earnings press release and, except to the extent required by applicable securities laws, the Company expressly disclaims any obligation to update or revise any of them to reflect actual results, any changes in expectations or any change in events. If the Company does update one or more forward-looking statements, no inference should be drawn that it will make additional updates with respect to those or other forward-looking statements. Factors that could cause results to differ materially include, but are not limited to: (1) general economic conditions and commercial real estate market conditions, including the current conditions in the global markets and, in particular, the U.S. debt markets; (2) the Company’s ability to retain and attract transaction professionals; (3) the Company’s ability to retain its business philosophy and partnership culture; (4) the ability or willingness of the financial institutions with whom the Company currently does business to provide funding under the Company’s current financing arrangements; (5) competitive pressures; (6) risks related to our organizational structure; and (7) other factors discussed in our public filings, including the risk factors included in the Company’s most recent Annual Report on Form 10-K.
Additional information concerning factors that may influence HFF, Inc.’s financial information is discussed under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Quantitative and Qualitative Disclosures About Market Risk” and “Forward-Looking Statements” in the Company’s most recent Annual Report on Form 10-K, as well as in the Company’s press releases and other periodic filings with the Securities and Exchange Commission. Such information and filings are available publicly and may be obtained from the Company’s web site at www.hfflp.com or upon request from the HFF, Inc. Investor Relations Department at investorrelations@hfflp.com.

HFF reports first quarter 2010 financial results

HFF, Inc.
Consolidated Balance Sheets (1)
(dollars in thousands)
(Unaudited)

	March 31,	December 31,
	2010	2009
ASSETS
Cash, cash equivalents and restricted cash	$39,013	$41,074
Accounts receivable and prepaids	2,937	2,069
Mortgage notes receivable	7,100	38,800
Property, plant and equipment, net	3,951	4,171
Deferred tax asset, net	128,788	124,079
Intangible assets, net	13,060	13,039
Other noncurrent assets	412	412

	$195,261	$223,644

LIABILITIES AND STOCKHOLDERS EQUITY
Warehouse line of credit	$7,100	$38,800
Accrued compensation, accounts payable, payable to affiliate and other current liabilities	6,771	8,751
Long-term debt (includes current portion)	308	275
Deferred rent credit and other liabilities	3,167	3,292
Payable under the tax receivable agreement	109,758	105,521

Total liabilities	127,104	156,639
Class A Common Stock, par value $0.01 per share, 175,000,000 shares authorized, 18,956,054 and 17,183,232 shares outstanding, respectively	190	172
Class B Common Stock, par value $0.01 per share, 1 share authorized, 1 share issued and outstanding	—	—
Additional paid in capital	31,565	27,535
Treasury stock	(296)	(173)
Retained earnings	11,927	12,004

Total stockholders’ equity	43,386	39,538
Noncontrolling interest	24,771	27,467

Total equity	68,157	67,005

	$195,261	$223,644

Notes
(1) The noncontrolling interest adjustment on the consolidated financial statements of HFF, Inc. relates to the ownership interest of Holdings in the Operating Partnerships as a result of the initial public offering. As the sole stockholder of Holliday GP (the sole general partner of the Operating Partnerships), the Company operates and controls all of the business and affairs of the Operating Partnerships. The Company consolidates the financial results of the Operating Partnerships, and the ownership interest of Holdings in the Operating Partnerships is reflected as a noncontrolling interest in HFF, Inc’s consolidated financial statements. The noncontrolling interest presented in the Company’s Consolidated Operating Results is calculated based on the income from the Operating Partnerships.

HFF reports first quarter 2010 financial results

EBITDA Reconciliation
     The Company defines EBITDA as net income (loss) attributable to controlling interest before interest expense, income taxes, depreciation and amortization and income reported to the noncontrolling interest. The Company uses EBITDA in its business operations to, among other things, evaluate the performance of its business, develop budgets and measure its performance against those budgets. The Company also believes that analysts and investors use EBITDA as a supplemental measure to evaluate its overall operating performance. However, EBITDA has material limitations as an analytical tool and should not be considered in isolation, or as a substitute for analysis of the Company’s results as reported under GAAP. The Company finds EBITDA as a useful tool to assist in evaluating performance because it eliminates items related to capital structure and taxes. Note that the Company classifies the interest expense on its warehouse lines of credit as an operating expense and, accordingly, it is not eliminated from net income in determining EBITDA. In addition, note that the Company includes in net income the income upon the initial recognition of mortgage servicing rights and, accordingly, it is included in net income in determining EBITDA. The items that the Company has eliminated from net income in determining EBITDA are interest expense, income taxes, depreciation of fixed assets and amortization of intangible assets and noncontrolling interest. Some of these eliminated items are significant to the Company’s business. For example, (i) interest expense is a necessary element of the Company’s costs and ability to generate revenue because it incurs interest expense related to any outstanding indebtedness, (ii) payment of income taxes is a necessary element of the Company’s costs and (iii) depreciation and amortization are necessary elements of the Company’s costs. Any measure that eliminates components of the Company’s capital structure and costs associated with carrying significant amounts of fixed assets on its balance sheet has material limitations as a performance measure. In light of the foregoing limitations, the Company does not rely solely on EBITDA as a performance measure and also considers its GAAP results. EBITDA is not a measurement of the Company’s financial performance under GAAP and should not be considered as an alternative to net income, operating income or any other measures derived in accordance with GAAP. Because EBITDA is not calculated in the same manner by all companies, it may not be comparable to other similarly titled measures used by other companies.

HFF reports first quarter 2010 financial results

     Set forth below is an unaudited reconciliation of consolidated net loss to EBITDA for the Company for the quarters ended March 31, 2010 and 2009:
EBITDA for the Company is calculated as follows:
(dollars in thousands)

	For the Three Months Ended March 31,
	2010	2009
Net loss attributable to controlling interest	$(77)	$(2,043)
Add:
Interest expense	26	6
Income tax expense (benefit)	146	(810)
Depreciation and amortization	923	856
Noncontrolling interest	625	(2,863)

EBITDA	$1,643	$(4,854)

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